SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  Form 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number 0-31166

                           Corner Bay Silver Inc.
                    -----------------------------------
           (Exact name of registrant as specified in its charter)

                            55 University Avenue
                                 Suite 910
                              Toronto, Ontario
                               Canada M5J 2H7
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                               Common Shares
                    -----------------------------------
          (Title of each class of securities covered by this Form)

                                    None
                    -----------------------------------
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [  ]     Rule 12h-3(b)(1)(i)            [  ]
Rule 12g-4(a)(1)(ii)        [  ]     Rule 12h-3(b)(1)(ii)           [  ]
Rule 12g-4(a)(2)(i)         [  ]     Rule 12h-3(b)(2)(i)            [X ]
Rule 12g-4(a)(2)(ii)        [  ]     Rule 12h-3(b)(2)(ii)           [  ]
                                     Rule 15d-6                     [  ]


Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Corner Bay Silver Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 10, 2003                           By: /s/ Gordon Jang
                                                    ----------------------------
                                                    Gordon Jang
                                                    Director and Secretary